AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

     THIS AMENDMENT TO STOCK OPTION AGREEMENT (this "Amendment"), dated to be effective as of January 14, 1998, is by and between John P. Walker ("Walker") and Sport Supply Group, Inc. ("SSG").

     WHEREAS, SSG granted Walker options to acquire an aggregate of 100,000 shares of SSG's Common Stock (collectively referred to herein as the "Options").

     WHEREAS, on  October   27,  1997,  the   Stock  Option   Committee
unanimously agreed to amend the Options to permit the transferability of such Options.

     WHEREAS, in order to induce Walker to enter into a new employment agreement with SSG, on January 14, 1998, the Stock Option Committee determined that it would be in the Company's best interests to further amend the Options to provide that, in the event of a Change in Control (as defined in the Stock Option Agreement governing the Options), Walker could surrender the Options to SSG for cancellation in exchange for an amount in cash equal to the difference between the exercise price per share under the Options and the highest closing sale price per share of SSG's Common Stock during the 360 day calendar period prior to Walker's election to surrender the Option;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. The third sentence in the first paragraph under Section 2. "General Provisions", that reads "This Option is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable during the Optionee's lifetime only by him or her." is deleted in its entirety and replaced by the following:

     "This Option is not transferable otherwise than by will or the laws of descent and distribution, or as specifically provided below. Optionee may transfer this Option to (i) the spouse, children or grandchildren of the Optionee's "Immediate Family Members"; (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members;
(iii) a partnership or other entity in which such Immediate Family Members are the only partners; or (iv) to other persons or entities deemed appropriate by the Company's Stock Option Committee. This Option may be exercised during the lifetime of the Optionee, only by the Optionee or by his guardian or legal representative or his transferee as permitted hereunder."

     The second sentence in the third paragraph under Section 2. "General Provisions", that reads "After the Optionee's death, this Option shall be exercised only by the Executor or Administrator of the Optionee's Estate, or if the Optionee's Estate is not in administration, by the person or persons to whom the Optionee's rights shall have passed by the Optionee's will or under the laws of descent and distribution of the State where the Optionee was domiciled at the date of death." is deleted in its entirety and replaced by the following:

     "After the Optionee's death, this Option shall be exercisable only by the Optionee's transferee as permitted hereunder, or by the Executor
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or Administrator of the Optionee's Estate,  or if the Optionee's  Estate
is not in administration, by the Optionee's transferee as permitted hereunder, or by the person or persons to whom the Optionee's rights shall have passed by the Optionee's will under the laws of descent and distribution of the State where the Optionee was domiciled at the date of death."

     The last sentence of the fourth paragraph of Section 3. "Exercise of Option", that reads "In the event the person exercising the Optionee is a transferee of the Optionee by will or under the laws of descent and distribution, the Exercise Notice shall be accompanied by appropriate proof (satisfactory to the Company) of the right of such transferee to exercise the Option." is hereby deleted in its entirety and replaced with the following:

     "In the event the person exercising the Option is a transferee of the Optionee, the Exercise Notice shall be accompanied by appropriate proof (satisfactory to the Company) of the right of such transferee to exercise the Option."

     2. Subject to the terms and provisions of this Amendment, the Stock Option Agreement governing the Options is hereby amended to include the following language:

     "Notwithstanding the provisions set forth herein, the Optionee may elect for a period of 180 days following a Change in Control to surrender to  the  Company for  cancellation  all  or any  part  of  the
unexercised portion of the Option.   In consideration of such  surrender
and cancellation, the Optionee shall be entitled to receive for each share of Common Stock as to which the surrendered portion of the Option relates an amount in cash equal to the difference between the Option Price per share under the Option and the highest closing sales price per share (as reported on the principal stock exchange on which the Common Stock is traded) of Common Stock during the 360 calendar day period prior to Optionee's election pursuant to this paragraph."
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     3.   This Amendment and  the Stock Option  Agreement governing  the
Options between Walker and the Company constitute the entire agreement between the parties pertaining to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements,
representations and  understandings  of  the parties.    No  supplement,
modification or amendment of this Amendment shall be binding unless signed by the party to be charged therewith.

     IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of January 14, 1998.

                              SPORT SUPPLY GROUP, INC.


                              /s/ Geoffrey P. Jurick
                              Geoffrey P. Jurick
                              Chairman of the Board and
                              Chief Executive Officer


                              /s/ John P. Walker
                              John P. Walker